Registration Statement No. 333-237342

Filed Pursuant to Rule 433

June 5, 2020

.@REXShares is pleased to announce that Bank of Montreal has upsized the aggregate principal amount of $BNKU, the 3x Leveraged Exchange Traded Note linked to the @Solactive MicroSectors U.S. Big Banks Index, to $75mm.

https://www.sec.gov/Archives/edgar/data/927971/000121465920005434/p65200fwp.htm

Want to trade the only daily resetting 3x leverage ETP with exposure to the 10 largest banks in the U.S. by market capitalization? Learn more about $BNKU and its recent upsize here:

https://www.sec.gov/Archives/edgar/data/927971/000121465920005434/p65200fwp.htm

Looking to trade ONLY the biggest U.S. banks? $BNKU, the MicroSectors™ U.S. Big Banks Index 3X Leveraged ETN, offers exposure to the 10 largest banks in the U.S. by market cap. Learn more about $BNKU and its recent upsize here:

https://www.sec.gov/Archives/edgar/data/927971/000121465920005434/p65200fwp.htm

M1CROSECTORS Bank of Montreal, the issuer of the ETNs, has filed a registration statement (including a pricing supplement, prospectus supplement and prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read those documents and the other documents that Bank of Montreal has filed with the SEC for more complete information about Bank of Montreal and this offering. You may obtain these documents free of charge by visiting the SEC's website at www.sec.gov. Alternatively, Bank of Montreal will arrange to send to you these documents if you request by calling our agent toll-free at 1-877-369-5412.